Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated September 17, 2025 in this Form 8-K/A of Interactive Strength Inc. with respect to our audits of the consolidated balance sheets of Wattbike (Holdings) Limited as of September 30, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended that appear in the Form 8-K/A. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ UHY LLP

New York, New York

September 17, 2025